Exhibit 5.01

June  21, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Subject: Intuit Inc.

Ladies and Gentlemen:

          This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about June 24, 2002. The Registration Statement relates to the registration the Company’s Common Stock, par value $0.01 per share (the “Shares”) that are subject to issuance on exercise of options assumed by the Registrant in connection with its acquisition of CBS Employer Services, Inc. on June 7, 2002 (the “Intuit Options”).

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) CBS Employer Services, Inc. 2000 Stock Option/Stock Issuance Plan, and (v) the Agreement and Plan of Merger among Intuit Inc., Intuit Ventures, Inc., Credence Acquisition Corporation, CBS Employer Services, Inc., certain shareholders of CBS Employer Services, Inc., Shawmut Equity Partners, L.P. and J. Michael Sykes, as Representative pursuant to which outstanding options of CBS Employer Services, Inc. options were assumed by the Company and converted into the Intuit Options. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Intuit Options for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Intuit Options, when issued and paid for in accordance with the Intuit Options, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Virginia R. Coles
Virginia R. Coles
Assistant General Counsel and Assistant Secretary